EXHIBIT 99-3
June 13, 1996


                  NATIONAL FUEL DETAILS SHAREHOLDER RIGHTS PLAN


Buffalo, NY; June 13, 1996: National Fuel Gas Company (NYSE: NFG) today released the details of a shareholder rights plan that was announced on March 20, 1996. The Board of Directors declared the rights as a non-cash dividend to be distributed to its shareholders of record as of July 31, 1996.
         The plan was adopted to promote fair and equal treatment of shareholders in the event of any proposed takeover of National Fuel. The Board is not aware of any specific effort to gain control of the company.
         Under the plan, shareholders will receive one right for each share held, and that right will entitle the holder to buy one-half share of National Fuel common stock for $65.00. The rights will stay with the shares and will be exercisable only if a person or group were to acquire 10 percent or more of the outstanding shares or announce a tender offer that would cause them to own 10 percent or more of National Fuel stock.
         In taking this action, National Fuel joins over 1,700 United States public companies that have adopted a shareholder rights plan.
         National Fuel's stock ownership is diverse with over 20,000 registered shareholders of approximately 37.6 million shares outstanding. The owners include over 125 institutions that hold more than 30 percent but no institution or individual holds more than 5 percent. Approximately 16 percent of the Company's shares are owned by employees and employee benefit plans.
         National Fuel Gas Company is an integrated natural gas company with $2.2 billion in assets distributed among three major business segments:
Exploration and Production and Other Nonregulated Activities, Utility Operation and Pipeline and Storage.
         Additional information about National Fuel is available on its Internet Web site: http://www.nfg.com or via its investor information service at 1-800-334-2188.

                                                       -30-